EXHIBIT 1.1

« Corporación América Airports S.A. »

Société Anonyme

128, Boulevard de la Pétrusse

L-2330 Luxembourg

RCS Luxembourg : B174140

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STATUTS COORDONNÉS

Au 18 juin 2025

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1. Form, name and number of shareholders

1.1Form and name

There exists a public limited liability company (société anonyme) under the name of “Corporación América Airports S.A.” (the Company), governed by the laws of the Grand Duchy of Luxembourg and in particular the law dated 10 August 1915 on commercial companies, as amended (the Companies Act), and by the present articles of incorporation (the Articles, and a reference to an “Article” shall be construed as a reference to an article of these Articles).

1.2Number of shareholders

The Company may have one shareholder (the Sole Shareholder) or several shareholders. The Company shall not be dissolved upon the death, suspension of civil rights, insolvency, liquidation or bankruptcy of the Sole Shareholder.

Where the Company has only one shareholder, any reference to the shareholders in the Articles shall be a reference to the Sole Shareholder.

2. Registered office

2.1Place and transfer of the registered office

The registered office of the Company is established in the municipality of Luxembourg. It may be transferred within such municipality or to any other place in the Grand Duchy of Luxembourg by a resolution of the board of directors of the Company (the Board), which is authorised to amend the Articles, to the extent necessary, to reflect the transfer and the new location of the registered office.

2.2Branches, offices, administrative centres and agencies

The Board shall further have the right to set up branches, offices, administrative centres and agencies wherever it shall deem fit, either within or outside the Grand Duchy of Luxembourg.

3. Duration

The Company is formed for an unlimited duration.

4. Purpose

The corporate purpose of the Company is (i) the acquisition, holding and disposal, in any form, by any means, whether directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and foreign companies, (ii) the acquisition by purchase, subscription, or in any other manner, as well as the transfer by sale, exchange or in any other manner of stock, partnership interests, bonds, debentures, notes and other securities or financial instruments of any kind (including notes or parts or units issued by Luxembourg or foreign mutual funds or similar undertakings) and receivables, claims or loans or other credit facilities and agreements or contracts relating thereto, and (iii) the ownership, administration, development and management of a portfolio of assets (including, among

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other things, the assets referred to in (i) and (ii) above).

The Company may borrow in any form. It may enter into any type of loan agreement and it may issue notes, bonds, debentures, certificates, shares, beneficiary parts, warrants and any kind of debt or equity securities including under one or more issuance programmes. The Company may further list all or part of its shares on a regulated or unregulated stock exchange in or outside of the European Union. The Company may lend funds including the proceeds of any borrowings and/or issues of securities to its subsidiaries, affiliated companies or any other company.

The Company may also give guarantees and grant security interests over some or all of its assets including, without limitation, by way of pledge, transfer or encumbrance, in favour of or for the benefit of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other company.

The Company may enter into, execute and deliver and perform any swaps, futures, forwards, derivatives, options, repurchase, stock lending and similar transactions. The Company may generally use any techniques and instruments relating to investments for the purpose of their efficient management, including, but not limited to, techniques and instruments designed to protect it against credit, currency exchange, interest rate risks and other risks.

The Company may carry out any commercial, industrial, and financial operations, which are directly or indirectly connected with its purpose or which may favour its development. In addition, the Company may acquire and sell real estate properties, for its own account, either in the Grand Duchy of Luxembourg or abroad and it may carry out all operations relating to real estate properties.

In general, the Company may take any controlling and supervisory measures and carry out any operation or transaction which it considers necessary or useful in the accomplishment and development of its purpose.

The descriptions above are to be construed broadly and their enumeration is not limiting. The Company’s purpose shall include any transaction or agreement which is entered into by the Company, provided it is not inconsistent with the foregoing matters.

5. Share capital

5.1Issued share capital

The share capital is set at USD 165,219,146 (one hundred sixty-five million two hundred nineteen thousand one hundred forty-six United States dollars) represented by 165,219,146 (one hundred sixty-five million two hundred nineteen thousand one hundred forty-six) shares, having a nominal value of USD 1 (one US dollar) each.

5.2Share capital increase and share capital reduction

The share capital of the Company may be increased or reduced by a resolution adopted by the general meeting of the shareholders of the Company (the General Meeting) in the manner required for amendment of the Articles, as provided for in Article 11.

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5.3Contributions to a non-distributable reserves account

The General Meeting is authorised to approve capital contributions to a non-distributable reserves account of the Company by way of a payment in cash or a payment in kind or otherwise. Such a capital contribution shall be booked in the non-distributable reserves account of the Company.

The capital contributions that are booked in the non-distributable reserves account of the Company may only be distributed and/or reduced in any other manner by a resolution of the General Meeting adopted in the manner required for the amendment of these Articles, as set out in Article 11. Such distributions and/or reductions shall be made in accordance with Article 22.3.

5.4Pre-emptive rights

In the case of an issuance of (i) shares or (ii) those instruments covered in article 420-27 of the Companies Act, including, without limitation, convertible bonds that entitle their holders to subscribe for or to be allocated with shares in consideration for a payment in cash, in kind or by a conversion of reserves, the shareholders shall have pro rata pre-emptive rights with respect to any such issuance. The preferential subscription period is decided by the Board but must be of at least fourteen (14) days as from the date of the publication of the offering in the RESA (Recueil électronique des sociétés et associations) and a journal published in Luxembourg (the Preferential Subscription Period).

Third parties may take part in the capital increase at the end of the Preferential Subscription Period, except if the Board decides that preferential subscription rights (the PSR) shall be exercised in proportion to the capital represented by their shares, by the holders of such PSR (the PSR Holders) who already exercised their PSR during the Preferential Subscription Period. In that case, the subscription terms of the PSR Holders shall be determined by the Board.

The General Meeting may limit or withdraw the PSR or authorise the Board to do so (as the case may be) under the conditions prescribed for under article 420-26(5) of the Companies Act.

5.5Authorisation for the Board to increase the share capital

(a)Size of the authorisation

The authorised capital of the Company is set at two hundred twenty-five million US dollars (USD 225,000,000) (the Authorised Capital Amount) represented by a maximum of two hundred twenty-five million (225,000,000) shares having a nominal value of one US dollar (USD 1.-) each.

(b)Terms of the authorisation

The Board is authorised, during a period starting on May 23, 2023, regardless of the date of publication of such deed, and expiring on the fifth anniversary of such date (the Period), to increase the current share capital up to the Authorised Capital Amount, in whole or in part from time to time: (i) by way of issuance of shares in consideration for a payment in cash, (ii) by way of issuance of shares in consideration for a payment in kind, and/or (iii) by way of capitalisation of distributable profits and reserves, including share premium.

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The Board is authorised to determine the terms and conditions attaching to any subscription and issuance of shares pursuant to the authority granted under this Article 5.5, including by setting the time and place of the issuance or the successive issuances of shares, the issue price, with or without share premium, and the terms and conditions of payment for the shares under any documents and agreements including, without limitation, convertible loans, option agreements or stock option plans.

During the Period, the Board is authorised to issue convertible bonds, or any other convertible debt instruments, bonds carrying subscription rights or any other instruments entitling their holders to subscribe for or be allocated with shares, such as, without limitation, warrants (the Instruments), within the limits of the Authorised Capital Amount. The issuance of the shares to be issued following the exercise of the rights attached to the Instruments may be carried out by a payment in cash, a payment in kind or a capitalisation of distributable profits and reserves, including share premium during or after the Period.

The Board is authorised to (i) determine the terms and conditions of the Instruments, including the price, the interest rate, the exercise rate, conversion rate or the exchange rate, and the repayment conditions, and (ii) issue such Instruments.

(c)Authorisation to cancel or limit the pre-emptive rights

The Board is authorised to cancel or limit the pre-emptive rights of the shareholders set out in the Companies Act, as reflected in Article 5.4, in connection with an issue of new shares and Instruments made pursuant to the authority granted under this Article 5.5.

(d)Recording of capital increases in the Articles

Article 5 of the Articles shall be amended so as to reflect each increase in share capital pursuant to the use of the authorisation granted to the Board under this Article 5 and the Board shall take or authorise any person to take any necessary steps for the purpose of the recording of such increase and the consequential amendments to the Articles before a notary.

6. Shares

6.1Form of the shares

The shares of the Company are in registered form (actions nominatives) only.

6.2Share register and share certificates

A share register will be kept at the registered office, where it will be available for inspection by any shareholder. Such register shall set forth the name of each shareholder, its residence or elected domicile, the number of shares held by it, the nominal value or accounting par value paid in on each such share, the issuance of shares, the transfer of shares and the dates of such issuance and transfers. The ownership of the registered shares will be established by the entry in this register, or in the event separate registrars have been appointed pursuant to the below, in such separate register(s).

The Company may appoint registrars in different jurisdictions who will each maintain a separate register for the registered common shares entered therein and the holders of common shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another. The Board may however impose transfer

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restrictions for common shares that are registered, listed, quoted, dealt in or have been places in certain jurisdictions in compliance with the requirements applicable therein.

6.3Deposit

Notwithstanding the foregoing in this Article 6, where common shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a Depositary), the Company - subject to having received from the Depositary a certificate in proper form - will permit the Depository of such book-entry interests to exercise the rights attaching to the common shares corresponding to the book-entry interests of the relevant shareholder, including receiving notices of General Meetings, admission to and voting at General Meetings, and shall consider the Depository to be the holder of the shares corresponding to the book-entry interests for all purposes in these Articles. The Board may determine the formal requirements with which such certificates must comply.

Notwithstanding the other provisions of this Article 6, the Company will make any and all payments (including any dividend payments and any other distributions) in respect of shares recorded in the name of a Depositary, or deposited with any of them, as the case may be, whether in cash, shares or other assets, only to such Depositary, or otherwise in accordance with such Depositary’s instructions, and that payment shall release the Company from any and all obligations for such payments.

6.4Ownership and co-ownership of shares

The Company will recognise only one holder per share. In the event that a share is held by more than one person, the Company has the right to suspend the exercise of all rights attached to that share until one person has been appointed as sole holder in relation to the Company. The person appointed as the sole holder of the shares towards the Company in all matters by all the joint holders of those shares shall be named first in the register.

Only the joint holder of a share first named in the register, as appointed by all the joint holders of such share, shall be entitled, in its capacity as sole holder towards the Company of that share jointly held, to exercise the rights attached to such share, including without limitation: (i) to be served notices by the Company, including convening notices relating to General Meetings, (ii) to attend General Meetings and to exercise the voting rights attached to the share jointly held at any such meetings, and (iii) to receive dividend payments in respect of the share jointly held.

6.5Share redemptions

Unless otherwise indicated, the Company may redeem its own shares within the limits set forth by law.

Any shares redeemed in accordance with this Article 6.5 may be cancelled or held for an unlimited duration as treasury shares by the Company without any voting rights and, unless otherwise decided, as the case may be, by the Board or the General Meeting without any right to any distributions whatsoever, in which case the distributions otherwise payable under such treasury shares will be allocated, and become payable, on a pro rata basis to the benefit of the remaining outstanding shares).

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Such treasury shares may be distributed at any time to existing shareholders or third parties, subject to compliance with Article 7, by a decision of the Board.

7. Transfer of registered shares

A transfer of registered shares may be effected by a written declaration of transfer entered in the share register of the Company, such declaration of transfer to be executed by the transferor and the transferee or by persons holding suitable powers of attorney, and in accordance with the provisions applying to the transfer of claims provided for in article 1690 of the Luxembourg civil code.

The Company may also accept as evidence of transfer other instruments of transfer evidencing the consent of the transferor and the transferee satisfactory to the Company.

8. Debt Securities

Debt securities issued by the Company shall be in registered form only.

9. Powers of the General Meeting

As long as the Company has only one shareholder, the Sole Shareholder has the same powers as those conferred on the General Meeting. In such a case, any reference in these Articles to decisions made or powers exercised by the General Meeting shall be a reference to decisions made or powers exercised by the Sole Shareholder. Decisions made by the Sole Shareholder are documented in the form of minutes or written resolutions, as the case may be.

In the case of a plurality of shareholders, any regularly constituted General Meeting shall represent the entire body of shareholders of the Company.

10.Annual General Meeting of the shareholders – Other meetings

The annual General Meeting shall be held, in accordance with Luxembourg law, in the Grand Duchy of Luxembourg at the address of the registered office of the Company or at such other place in the Grand Duchy of Luxembourg.

Other General Meetings may be held at such a place as specified in the respective convening notices of the meeting.

11.Notice, quorum, convening notices, powers of attorney and vote

11.1Right and obligation to convene a General Meeting

The Board may convene a General Meeting. They shall be obliged to convene it so that it is held within a period of one month, if shareholders representing one-tenth of the capital require this in writing, with an indication of the agenda. One or more shareholders representing at least one-tenth of the subscribed capital may request that the entry of one or more items be added to the agenda of any General Meeting. This request must be addressed to the Company at least five (5) days before the relevant General Meeting.

11.2Procedure to convene a General Meeting

General Meetings shall be convened in accordance with the provisions of the Companies Act and as long as the common shares of the Company are listed on a foreign

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stock exchange, in accordance with the requirements of such foreign stock exchange applicable to the Company.

If all shareholders are present or represented at a General Meeting and state that they have been informed of the agenda of the meeting, the General Meeting may be held without prior notice.

The documents mentioned under article 461-6 of the Companies Act shall be made available at the registered office of the Company for inspection by the shareholders at least eight (8) days prior to the General Meeting.

11.3Voting rights attached to the shares

Each share entitles its holder to one vote, subject to the following:

(i)  If the common shares of the Company are not listed on any foreign stock exchange, all shareholders recorded in the register of shareholders on the date of the General Meeting are entitled to be admitted to the General Meeting.

(ii) If the common shares of the Company are listed on a foreign stock exchange, all shareholders recorded in any register of shareholders of the Company are entitled to be admitted and vote at the General Meeting based on the number of shares they hold on a date and time preceding the General Meeting as the record date for admission to the General Meeting, which the Board may determine as specified in the convening notice.

The Board may, in its sole discretion, suspend the voting rights of any shareholder in the case that such shareholder has, by action or omission, failed to fulfil its obligations under the Articles or under its subscription agreement.

Any shareholder may, partly or entirely, waive the exercise of its voting rights with respect to some or all of its shares. Such waiver will be binding on the relevant shareholder and will be enforceable towards the Company following its notification by the relevant shareholder in writing.

11.4Quorum, majority requirements and reconvening of General Meeting for lack of quorum

Except as otherwise required by law or by these Articles, resolutions at a General Meeting will be passed by the majority of the votes expressed by the shareholders present or represented, no quorum of presence being required.

However, resolutions to amend the Articles or to change the nationality of the Company may only be passed in a General Meeting where at least one half of the share capital is represented (the Presence Quorum) and the agenda indicates the proposed amendments to the Articles and, as the case may be, the text of those which pertain to the purpose or the form of the Company. If the Presence Quorum is not reached, a second General Meeting may be convened by an announcement filed with the Trade and Companies Register and published in the RESA (Recueil électronique des sociétés et associations) and in a Luxembourg newspaper at least fifteen (15) days before the relevant meeting. Such convening notice shall reproduce the agenda and indicate the date and the results of the previous General Meeting. The second General Meeting shall deliberate validly regardless of the proportion of the capital represented. At both meetings, resolutions, in order to be passed, must be carried by at least two-thirds of the votes expressed at the relevant General Meeting.

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In calculating the majority with respect to any resolution at a General Meeting, the votes expressed shall not include the votes relating to shares in which the shareholder abstains from voting, casts a blank (blanc) or spoilt (nul) vote or does not participate.

The commitments of the shareholders may only be increased with the unanimous vote of all the shareholders.

A mere dilution shall not be considered a triggering event for the special majority rules provided for in article 450-4 of the Companies Act.

11.5Participation by proxy

A shareholder may act at any General Meeting by appointing another person, who need not be a shareholder, as its proxy in writing. Copies of written proxies that are transmitted by telefax or e-mail may be accepted as evidence of such written proxies at a General Meeting.

11.6Vote by correspondence

The shareholders may vote in writing (by way of a voting bulletin) provided that the written voting bulletins include (i) the name, first name, address and signature of the relevant shareholder, (ii) an indication of the shares for which the shareholder will exercise such right, (iii) the agenda as set forth in the convening notice with the proposals for resolutions relating to each agenda item and (iv) the vote (approval, refusal, abstention) on the proposals for resolutions relating to each agenda item. In order to be taken into account, a copy of voting bulletins must be received by the Company at least five (5) days before the relevant General Meeting.

11.7Participation in a General Meeting by conference call, video conference or similar means of communications

Any shareholder may participate in a General Meeting by conference call, video conference or similar means of communication whereby: (i) the shareholders attending the meeting can be identified, (ii) all persons participating in the meeting can hear and speak to each other, (iii) the transmission of the meeting is performed on an on-going basis, and (iv) the shareholders can properly deliberate. Participation in a meeting by such means shall constitute presence in person at such meeting.

11.8Bureau

The shareholders shall elect a chairperson of the General Meeting. The chairperson shall appoint a secretary and the shareholders shall appoint a scrutineer. The chairperson, the secretary and the scrutineer together form the bureau of the General Meeting.

11.9Minutes and certified copies

The minutes of the General Meeting will be signed by the members of the bureau of the General Meeting and by any shareholder who wishes to do so.

However, where decisions of the General Meeting have to be certified, copies or extracts for use in court or elsewhere must be signed by the chairperson of the Board or the secretary of such General Meeting (as may be appointed from time to time) or by any two (2) other directors.

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12.Management

12.1Minimum number of directors and term of directorship

The Board of the Company shall be composed of up to nine (9) directors, appointed by the General Meeting. The members of the Board shall be elected for a term not exceeding six (6) years and shall be eligible for re-appointment.

12.2Permanent representative

Where a legal person is appointed as a director (the Legal Entity), the Legal Entity must designate a natural person as permanent representative (représentant permanent) who will represent the Legal Entity as a member of the Board in accordance with article 441-3 of the Companies Act.

12.3Appointment, removal and co-optation

The director(s) shall be elected by the General Meeting. The General Meeting shall also determine the number of directors, their remuneration and their term of office.

A director may be removed with or without cause and/or replaced, at any time, by a resolution adopted by the General Meeting.

In the event of vacancy in the office of one or more directors because of death, resignation or otherwise, the remaining directors may elect at a meeting of the Board the director(s), by a majority vote, to fill such vacancy or vacancies, as the case may be, until the following General Meeting.

12.4Internal regulation and corporate governance code

The Board may from time to time approve corporate governance code(s) that may establish various rules and regulations of corporate governance of the Company for the Board, the executive committee (comité de direction) and any other committees of the Company that the Board may establish, including, but not limited to, an audit committee and a business and acquisitions committee, as designated from time to time.

13.Meetings of the Board

13.1Chairperson

The Board may appoint a chairperson (the Chairperson) from among its members and may choose a secretary, who need not be a director, and who shall be responsible for keeping the minutes of the meetings of the Board. The Chairperson will chair all meetings of the Board. In his/her absence, the other members of the Board will appoint another chairperson pro tempore who will chair the relevant meeting by simple majority vote of the directors present or represented at such meeting.

13.2Procedure to convene a board meeting

The Board shall meet upon call by either of the Chairperson, the secretary of the Board (as may be appointed from time to time), the Company secretary or any two directors at the place indicated in the meeting notice.

Written meeting notice of the Board shall be given to all the directors at least twenty-

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four (24) hours in advance of the day and the hour set for such meeting, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth briefly in the convening notice of the meeting of the Board.

No such written meeting notice is required if all the members of the Board are present or represented during the meeting and if they state they have been duly informed and have had full knowledge of the agenda of the meeting. In addition, if all the members of the Board are present or represented during the meeting and they agree unanimously to set the agenda of the meeting, the meeting may be held without having been convened in the manner set out above.

A member of the Board may waive the written meeting notice by giving his/her consent in writing.

Copies of consents in writing that are transmitted by telefax or e-mail may be accepted as evidence of such consents in writing at a meeting of the Board. Separate written notice shall not be required for meetings that are held at times and at places determined in a schedule previously adopted by a resolution of the Board.

13.3Participation by proxy

Any member of the Board may act at any meeting of the Board by appointing in writing another director as his or her proxy. Copies of written proxies that are transmitted by telefax or by e-mail may be accepted as evidence of such written proxies at a meeting of the Board.

13.4Participation by conference call, video conference or similar means of communication

Any director may participate in a meeting of the Board by conference call, video conference or by similar means of communication whereby (i) the directors attending the meeting can be identified, (ii) all persons participating in the meeting can hear and speak to each other, (iii) the transmission of the meeting is performed on an on-going basis and (iv) the directors can properly deliberate. Participation in a meeting by such means shall constitute presence in person at such meeting. A meeting of the Board held by such means of communication will be deemed to be held in Luxembourg.

13.5Proceedings

(a)Quorum and majority requirements

The Board may validly deliberate and make decisions only if at least one half of its members are present or represented. Decisions are made by the majority of the votes expressed by the members present or represented. If a member of the Board abstains from voting or does not participate to a vote, this abstention or non-participation are not taken into account in calculating the majority.

(b)Participation by proxy

A director may represent more than one director by proxy, under the condition however that at least two directors are present at the meeting.

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(c)Casting vote of Chairperson

In the case of a tied vote, the Chairperson or the chairperson pro tempore, as the case may be, shall have a casting vote.

13.6Conflicts of interest

(a)Procedure regarding a conflict of interest

In the event that a director of the Company has, directly or indirectly, a financial interest opposite to the interest of the Company in any transaction of the Company that is submitted to the approval of the Board, such director shall make known to the Board such opposite interest at that board meeting and shall cause a record of his statement to be included in the minutes of the meeting. The director may not take part in the deliberations relating to that transaction, will not count in the quorum, and may not vote on the resolutions relating to that transaction. The transaction and the director’s interest therein, shall be reported to the next following General Meeting.

(b)Exceptions regarding a conflict of interest

Article 13.6(a) does not apply to resolutions of the board of directors concerning transactions made in the ordinary course of business of the Company which are entered into on arm’s length terms.

A Director of the Company who serves as director, manager, officer, agent or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, solely by reason of such affiliation with such other company or firm, be held as having an interest conflicting with the interest of the Company for the purpose of this Article 13.6.

(c)Impact on quorum

Where, by reason of a conflicting interest, the number of directors required in order to validly deliberate and vote is not met, the Board may decide to submit the decision on this specific item to the General Meeting.

13.7Written resolutions

Notwithstanding the foregoing, a resolution of the Board may also be passed in writing. Such resolution shall consist of one or more documents containing the resolutions, signed by each director, manually or electronically by means of an electronic signature which is valid under Luxembourg law. The date of such resolution shall be the date of the last signature.

14.Minutes of meetings of the Board

14.1Signature of board minutes

The minutes of any meeting of the Board shall be signed by the Chairperson or the chairperson pro tempore, as the case may be or by all the directors present at such meeting.

14.2Signature of copies or extracts of board minutes

Copies or extracts of minutes or resolutions in writing from the Board, which may be

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produced in judicial proceedings or otherwise shall be signed by either the Chairperson, the secretary of the Board (as may be appointed from time to time), or any two members of the Board.

15.Powers of the Board

The Board is vested with the broadest powers to perform or cause to be performed any actions necessary or useful in connection with the purpose of the Company. All powers not expressly reserved by the Companies Act or by the Articles to the General Meeting fall within the authority of the Board.

16.Delegation of powers

16.1Daily management

The Board may appoint one or more persons (délégué à la gestion journalière), who may be a shareholder or not, or who may be a member of the Board or not, who shall have full authority to act on behalf of the Company in all matters pertaining to the daily management and affairs of the Company.

16.2Executive committee (comité de direction)

The management of the Company shall be delegated to an executive committee (comité de direction), consisting of a maximum of five (5) members including, inter alia, a Chief Executive Officer, a Chief Financial Officer, a Head of Legal and Compliance and other members of the senior management, designated from time to time by the Board.

The executive committee (comité de direction) shall have the broadest powers possible under Luxembourg law, including in particular the following:

•   managing all day-to-day operations of the Company from an operational perspective;

•   assessing and proposing business strategies, and implementing strategies and policies approved by the Board;

•   developing processes for the identification, evaluation, monitoring and mitigation of risks;

•   implementing appropriate internal control systems and follow-up of such system’s effectiveness, and reporting compliance with its goals to the Board;

•   analysing and proposing the full year budget, and assessing mitigation of internal and market variables;

•   identifying and implementing business synergies among the Company and the Company’s subsidiaries;

•   proposing the delegation of powers to agents and supervising managers, which are consistent with the policies and procedures established by the Board; and

•   approving and implementing (i) any borrowings in any form by the Company, (ii) lending of any funds to the Company’s subsidiaries, affiliated companies or any other

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company, (iii) any guarantees by the Company and the granting of security interests over any of the Company’s assets including, without limitation, by way of pledge, transfer or encumbrance, in favour of or for the benefit of third parties to secure the Company’s obligations or the obligations of the Company’s subsidiaries, affiliated companies or any other company and (iv) any other swaps, futures, forwards, derivatives, options, repurchase, stock lending and similar transactions.

When an executive committee (comité de direction) is appointed, the Board is in charge of the supervision and control of the executive committee (comité de direction).

16.3Permanent representative of the Company

The Board may appoint a person, who may be a shareholder or not, and who may be a director or not, as permanent representative for any entity in which the Company is appointed as a member of the board of directors. This permanent representative will act with all discretion, in the name and on behalf of the Company, and may bind the Company in its capacity as a member of the board of directors of any such entity.

16.4Delegation to perform specific functions

The Board is also authorised to appoint a person, either a director or not, for the purposes of performing specific functions at every level within the Company.

16.5Delegation to special committees

The Board may decide to put in place special committees in accordance with article 441-6 of the Companies Act including, without limitation, an audit committee, a remuneration committee and/or a nomination committee. The composition of the special committees and the powers conferred to them are determined by the Board. The special committees perform their duties under the Board’s responsibility.

17.Binding signatures

17.1Signatory powers of directors

The Company shall be bound towards third parties in all matters by the joint signatures of any two members of the Board.

17.2Signatory powers in respect of the daily management

In respect of the daily management, the Company will be bound towards third parties by the joint signatures of the persons appointed to that effect in accordance with Article 16.1 or by the joint signature of the daily manager (délégué à la gestion journalière) together with the signature of any member of the executive committee (comité de direction).

17.3Signatory powers of the members of the executive committee (comité de direction)

The Company shall be bound towards third parties by the joint signature of (i) any two members of the executive committee (comité de direction) or (ii) any member of the executive committee (comité de direction) together with any member of the Board.

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17.4Grant of specific powers of attorney

The Company shall further be bound by the joint signatures of any persons or by the sole signature of the person to whom specific signatory power is granted by the Company, but only within the limits of such power.

18.Indemnification of directors and agents

18.1No liability for breach of fiduciary duty

To the fullest extent permitted by Luxembourg law or any other applicable law as it now exists and as it may hereafter be amended, no director of the Company shall be personally liable to the Company or its shareholder(s) for monetary damages for breach of fiduciary duty as a director.

18.2Indemnification in actions brought by others

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director or agent of the Company, or is or was serving at the request of the Company as a director or agent of another Company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; provided, that, except for proceedings to enforce rights to indemnification or advancement of expenses, the Company shall not be obligated to indemnify any such director or agent (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, has reasonable cause to believe that the person’s conduct was unlawful.

18.3Indemnification in actions by or in the right of the Company

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director or agent of the Company, or is or was serving at the request of the Company as a director or agent of another Company, partnership, joint venture, trust or other enterprise against expenses (including counsels’ and attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in

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view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper; provided, that, except for proceedings to enforce rights to indemnification or advancement of expenses, the Company shall not be obligated to indemnify any such director or agent (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.

18.4Advancement of Expenses

The right to indemnification conferred in Articles 18.2 and 18.3 shall include the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (an Advancement of Expenses); provided, however, that, if applicable law so requires, an Advancement of Expenses incurred by an indemnitee in his or her capacity as a director or agent shall be made only upon delivery to the Company of an undertaking (an Undertaking), by or on behalf of such indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

18.5Insurance and other similar protection

The Company may purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit or surety bond on behalf of the Company’s directors or agents against any liability asserted against them in their capacity as a director or agent of the Company.

19.Approved statutory auditor(s) (réviseur d’entreprises agréé or cabinet de révision agréé)

The General Meeting shall appoint one or more approved statutory auditors (réviseurs d’entreprises agréés or cabinets de révision agréés) to perform the statutory audit of the annual accounts in accordance with applicable Luxembourg law. The approved statutory auditor(s) shall be appointed by the General Meeting in accordance with the terms of a service agreement to be entered into from time to time by the Company and the approved statutory auditor(s). The approved statutory auditor(s) may only be removed by the General Meeting for serious causes (justes motifs).

20.Accounting year

The accounting year of the Company shall begin on 1 January and shall end on 31 December of each year.

21.Annual accounts

21.1Responsibility of the Board

The Board shall draw up the annual accounts of the Company that shall be submitted to the approval of the General Meeting at the annual General Meeting.

21.2Submission of the annual accounts to the approved statutory auditor

At the latest one (1) month prior to the annual General Meeting, the Board will submit

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the annual accounts together with the report of the Board (if any) and such other documents as may be required by law to the approved statutory auditor(s), who will thereupon draw up its (their) report(s).

21.3Availability of documents at the registered office

At the latest eight (8) days prior to the annual General Meeting, the annual accounts, the report(s) of the Board (if any) and of the approved statutory auditor(s) and such other documents as may be required by law shall be deposited at the registered office of the Company, where they will be available for inspection by the shareholders during regular business hours.

22.Allocation of results

22.1Allocation to the legal reserve

From the annual net profits of the Company (if any), five per cent (5%) shall be allocated to the reserve required by law. This allocation shall cease to be required as soon as such legal reserve amounts to ten per cent (10%) of the share capital of the Company, but shall again be compulsory if the legal reserve falls below ten per cent (10%) of the share capital of the Company.

22.2Allocation of results by the General Meeting at the annual General Meeting

At the annual General Meeting, the General Meeting shall decide on the allocation of the annual results and the declaration and payments of dividends, as the case may be, in accordance with Article 22.1 and the rules regarding distributions set out in this Article 22.

22.3Rules regarding distributions

Unless otherwise provided herein or decided by the General Meeting, distributions to the shareholders, whether by dividend, share redemption or otherwise, out of profits and distributable reserves available for that purpose, including share premium and the non-distributable reserve, if and when decided by the General Meeting, shall be made on all the shares on a pro rata basis considering the total number of outstanding shares.

22.4Interim dividends

(a)Distribution of interim dividends by the Board

In accordance with article 461-3 of the Companies Act, interim dividends may be distributed, at any time, by the Board if all of the following conditions are satisfied:

(i)  an interim accounting statement (état comptable) is drawn up by the Board (the Interim Accounting Statement), which shall be reviewed by an approved statutory auditor (réviseur d’entreprises agréé or cabinet de révision agréé), as the case may be;

(ii) the Interim Accounting Statement shows that sufficient profits and other reserves (including without limitation the share premium) are available for distribution, it being understood that the amount to be distributed may not exceed net profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by carried forward profits and distributable reserves, and decreased by carried forward losses and the amount to be allocated to the legal reserves;

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(iii)the decision to distribute interim dividends must be taken by the Board within two (2) months from the date of the Interim Accounting Statement; and

(iv)the rights of the creditors of the Company are not threatened, taking into account the assets of the Company.

Where the interim dividends paid exceed the distributable net profits at the end of the financial year, the relevant excess as acknowledged at the annual General Meeting, shall, unless otherwise decided by the Board at the time of the dividend declaration, be deemed to be an advance payment for future dividends.

(b)Distribution of interim dividends by the General Meeting

Without prejudice to the authority of the Board set out under Article 22.4(a), the General Meeting may also distribute interim dividends from time to time, subject to complying with the same conditions (including review of an Interim Accounting Statement).

22.5Payment of dividends

Dividends may be paid in US dollars or any other currency chosen by the Board or the General Meeting and they may be paid at such places and times as may be determined by the Board within the limits of any decision made by the General Meeting (if any).

Dividends may be paid in kind in assets of any nature, and the valuation of those assets shall be set by the Board according to valuation methods determined at its discretion.

23.Dissolution and liquidation

23.1Principles regarding the dissolution and the liquidation

The Company may be dissolved, at any time, by a resolution of the General Meeting adopted in the manner required for amendment of these Articles, as set out in Article 11. In the event of dissolution of the Company, the liquidation shall be carried out by one or more liquidators (who may be physical persons or legal entities) appointed by the General Meeting deciding such liquidation. The General Meeting shall also determine the powers and the remuneration of the liquidator(s).

23.2Distribution of liquidation surplus

Under the liquidation of the Company, the surplus assets of the Company available for distribution among shareholders shall be distributed in accordance with the rules on distributions set out in Article 22, by way of advance payments or after payment (or provisions, as the case may be) of the Company’s liabilities.

24.Applicable law

All matters not expressly governed by these Articles shall be determined in accordance with Luxembourg law.

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